Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2018; Initiates Fiscal 2019 Guidance; Raises Dividend 8.2 Percent
DALLAS (November 7, 2018) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2018 fiscal year and fourth quarter ended September 30, 2018.

•	Fiscal 2018 consolidated net income was $603.1 million or $5.43 per diluted share, compared with consolidated net income of $396.4 million, or $3.73 per diluted share for the same period last year.

•
Adjusted income from continuing operations for fiscal 2018, which excludes a one-time income tax benefit related to the Tax Cuts and Jobs Act of 2017 (the TCJA) of $158.8 million, or $1.43 per diluted share, was $444.3 million, or $4.00 per diluted share, compared with adjusted income from continuing operations of $382.7 million, or $3.60 per diluted share in the prior year.

•	Capital expenditures were $1.47 billion for the year ended September 30, 2018, with approximately 85 percent of that spending related to system safety and reliability investments.

•	Atmos Energy expects fiscal 2019 earnings to be in the range of $4.20 to $4.35 per diluted share. Capital expenditures are expected to be in the range of $1.65 billion to $1.75 billion in fiscal 2019.

•
The company's Board of Directors has declared a quarterly dividend of $0.525 per common share. The indicated annual dividend for fiscal 2019 is $2.10, which represents an 8.2% increase over fiscal 2018.

Fiscal 2018 fourth quarter adjusted income from continuing operations was $45.5 million, or $0.41 per diluted share, compared with adjusted income from continuing operations of $35.9 million, or $0.34 per diluted share in the prior-year quarter.

“We delivered another year of solid results as we invested nearly $1.5 billion to continue to improve the safety and reliability of our system,” said Mike Haefner, President and Chief Executive Officer of Atmos Energy Corporation. “I am proud of the work our employees do every day to deliver value to our customers, communities, and investors. The continued execution of our strategy has allowed us to increase the investment in our infrastructure while delivering an attractive return to shareholders. We remain well-positioned to continue delivering annual earnings per share growth in the six to eight percent range,” Haefner concluded.

Results for the Fiscal Year Ended September 30, 2018
Operating income decreased $4.4 million to $723.1 million for the year ended September 30, 2018, compared to $727.5 million in the prior year. Positive rate outcomes, higher transportation margins and stronger customer consumption were more than offset by reduced revenues as a result of the partial implementation of the TCJA and higher operating expenses.
Distribution contribution margin increased $63.5 million to $1,443.2 million for the year ended September 30, 2018, compared with $1,379.7 million in the prior year. Contribution margin reflects a net $70.7 million increase in rates. In addition, net consumption increased $12.2 million, primarily due to weather that was 36 percent colder than the prior-year period. Transportation contribution margin increased $8.9 million year over year primarily due to the addition of new industrial customers. Customer growth, primarily in the Mid-Tex Division, contributed an additional $8.4 million compared to the prior-year period. These increases were partially offset by a decrease of $51.3 million as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.
Pipeline and storage contribution margin increased $51.2 million to $505.7 million for the year ended September 30, 2018, compared with $454.5 million in the prior year. This increase is primarily attributable to a $74.3 million increase in revenue from the Atmos Pipeline–Texas rate case completed in fiscal 2017 and two Gas Reliability Infrastructure Program (GRIP) filings implemented in fiscal 2018, partially offset by a decrease of $24.1 million as a result of the partial implementation of the TCJA.
Continuing operation and maintenance expense for the year ended September 30, 2018 was $599.6 million, compared with $546.8 million in the prior year. This increase was primarily driven by expenses incurred as a result of a planned outage experienced in the Mid-Tex Division in March 2018, increased maintenance activities in the distribution segment in the current year and higher employee-related expenses.
Capital expenditures increased $330.5 million to $1,467.6 million for the year ended September 30, 2018, compared with $1,137.1 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the year ended September 30, 2018, the company generated operating cash flow of $1,124.7 million, a $257.6 million increase compared with the year ended September 30, 2017. The period-over-period increase primarily reflects successful rate case outcomes achieved in fiscal 2017 due to increases in safety spending and changes in working capital, primarily as a result of the timing of gas cost recoveries under purchased gas cost mechanisms.
The equity capitalization ratio at September 30, 2018 was 56.7%, compared with 52.6% at September 30, 2017. On November 28, 2017, Atmos Energy completed the public offering of 4,558,404 shares of common stock for gross proceeds of approximately $400 million. Atmos Energy used the net proceeds of $395.1 million from this offering to repay short-term debt under its commercial paper program, to fund capital spending and for general corporate purposes.

Results for the Quarter Ended September 30, 2018
Operating income decreased $2.2 million to $89.6 million for the three months ended September 30, 2018, from $91.8 million in the prior-year quarter. Positive rate outcomes were more than offset by reduced revenues as a result of the partial implementation of the TCJA as well as higher operating expenses.
Distribution contribution margin decreased $5.4 million to $269.3 million for the three months ended September 30, 2018, compared with $274.7 million in the prior-year quarter. Contribution margin reflects a net $6.3 million increase in rates. An increase in customers, primarily in the Mid-Tex Division, contributed an additional $2.6 million compared to the prior-year quarter. These increases were partially offset by a decrease of $12.6 million as a result of incorporating the lower statutory tax rate reflected in revenues due to the TCJA.
Pipeline and storage contribution margin increased $15.0 million to $132.6 million for the three months ended September 30, 2018, compared with $117.6 million in the prior-year quarter. This increase is attributable to a $20.3 million increase in rates, due to the Atmos Pipeline–Texas rate case completed in fiscal 2017 and two GRIP filings approved in fiscal 2018, partially offset by a decrease of $8.0 million as a result of the partial implementation of the TCJA.
Continuing operation and maintenance expense for the three months ended September 30, 2018, was $163.9 million, compared with $160.9 million for the prior-year quarter. This $3.0 million increase was primarily driven by higher administrative and employee-related expenses in the current-year quarter.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2019 earnings to be in the range of $4.20 to $4.35 per diluted share. Capital expenditures for fiscal 2019 are expected to range between $1.65 billion and $1.75 billion.

Conference Call to be Webcast November 8, 2018
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2018 financial results on Thursday, November 8, 2018, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments
On November 7, 2018, Atmos Energy announced that Kevin Akers, Senior Vice President, Safety and Enterprise Services, had been promoted to Executive Vice President, effective immediately.
On November 1, 2018, Atmos Energy announced that Sean Donohue and Diana J. Walters had been elected to our board of directors, effective November 1, 2018, with each of their terms expiring at the 2019 annual meeting of shareholders on February 6, 2019.
On October 4, 2018, Atmos Energy completed a public offering of $600 million of 4.30% senior notes due 2048, receiving net proceeds from the offering of approximately $591 million after all offering-related expenses.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and in subsequent filings with the Securities and Exchange Commission.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses contribution margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes contribution margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term contribution margin is not intended to represent operating income, the most comparable

GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a non-cash income tax benefit during the year ended September 30, 2018. Due to the non-recurring nature of this benefit, the company believes that income from continuing operations and diluted earnings per share from continuing operations before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than income from continuing operations and consolidated diluted earnings per share from continuing operations in order to allow investors to better analyze the company's core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of the company's financial performance will reference adjusted income from continuing operations and diluted earnings per share, which is calculated as follows:

	Three Months Ended September 30
	2018	2017	Change
	(In thousands, except per share data)
Income from continuing operations	$38,747	$35,853	$2,894
TCJA non-cash income tax expense	6,740	—	6,740
Adjusted income from continuing operations	$45,487	$35,853	$9,634

Consolidated diluted EPS from continuing operations	$0.35	$0.34	$0.01
Diluted EPS from TCJA non-cash income tax expense	0.06	—	0.06
Adjusted diluted EPS from continuing operations	$0.41	$0.34	$0.07

	Year Ended September 30
	2018	2017	Change
	(In thousands, except per share data)
Income from continuing operations	$603,064	$382,711	$220,353
TCJA non-cash income tax benefit	(158,782)	—	(158,782)
Adjusted income from continuing operations	$444,282	$382,711	$61,571

Consolidated diluted EPS from continuing operations	$5.43	$3.60	$1.83
Diluted EPS from TCJA non-cash income tax benefit	(1.43)	—	(1.43)
Adjusted diluted EPS from continuing operations	$4.00	$3.60	$0.40

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$3,003,047	$2,649,175
Pipeline and storage segment	507,713	457,030
Intersegment eliminations	(395,214)	(346,470)
	3,115,546	2,759,735
Purchased gas cost
Distribution segment	1,559,836	1,269,456
Pipeline and storage segment	1,978	2,506
Intersegment eliminations	(393,966)	(346,426)
	1,167,848	925,536
Contribution margin	1,947,698	1,834,199
Operation and maintenance expense	599,595	546,798
Depreciation and amortization	361,083	319,448
Taxes, other than income	263,886	240,407
Total operating expenses	1,224,564	1,106,653
Operating income	723,134	727,546
Miscellaneous expense	(5,344)	(3,270)
Interest charges	106,646	120,182
Income from continuing operations before income taxes	611,144	604,094
Income tax expense	8,080	221,383
Income from continuing operations	603,064	382,711
Income from discontinued operations, net of tax	—	10,994
Gain on sale of discontinued operations, net of tax	—	2,716
Net income	$603,064	$396,421
Basic and diluted earnings per share
Income per share from continuing operations	$5.43	$3.60
Income per share from discontinued operations	—	0.13
Net income per share - basic and diluted	$5.43	$3.73
Cash dividends per share	$1.94	$1.80
Basic and diluted weighted average shares outstanding	111,012	106,100

	Year Ended September 30
Summary Net Income by Segment (000s)	2018	2017
Distribution	$442,966	$268,369
Pipeline and storage	160,098	114,342
Net income from continuing operations	603,064	382,711
Net income from discontinued operations	—	13,710
Net income	$603,064	$396,421

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$407,476	$437,918
Pipeline and storage segment	132,662	117,823
Intersegment eliminations	(95,438)	(90,861)
	444,700	464,880
Purchased gas cost
Distribution segment	138,138	163,247
Pipeline and storage segment	72	175
Intersegment eliminations	(95,125)	(90,861)
	43,085	72,561
Contribution margin	401,615	392,319
Operation and maintenance expense	163,880	160,931
Depreciation and amortization	92,657	84,800
Taxes, other than income	55,486	54,796
Total operating expenses	312,023	300,527
Operating income	89,592	91,792
Miscellaneous expense	(1,053)	(2,820)
Interest charges	24,484	33,710
Income before income taxes	64,055	55,262
Income tax expense	25,308	19,409
Net income	$38,747	$35,853

Basic and diluted net income per share	$0.35	$0.34
Cash dividends per share	$0.485	$0.450
Basic and diluted weighted average shares outstanding	111,926	106,814

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2018	2017
Distribution	$13,280	$15,346
Pipeline and storage	25,467	20,507
Net income	$38,747	$35,853

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2018	2017
Net property, plant and equipment	$10,371,147	$9,259,182
Cash and cash equivalents	13,771	26,409
Accounts receivable, net	253,295	222,263
Gas stored underground	165,732	184,653
Other current assets	46,055	106,321
Total current assets	478,853	539,646
Goodwill	730,419	730,132
Deferred charges and other assets	294,018	220,636
	$11,874,437	$10,749,596

Shareholders' equity	$4,769,951	$3,898,666
Long-term debt	2,493,665	3,067,045
Total capitalization	7,263,616	6,965,711
Accounts payable and accrued liabilities	217,283	233,050
Other current liabilities	547,068	332,648
Short-term debt	575,780	447,745
Current maturities of long-term debt	575,000	—
Total current liabilities	1,915,131	1,013,443
Deferred income taxes	1,154,067	1,878,699
Regulatory excess deferred taxes	739,670	—
Deferred credits and other liabilities	801,953	891,743
	$11,874,437	$10,749,596

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2018	2017
Cash flows from operating activities
Net income	$603,064	$396,421
Depreciation and amortization	361,083	319,633
Deferred income taxes	158,271	227,183
One-time income tax benefit	(158,782)	—
Gain on sale of discontinued operations	—	(12,931)
Discontinued cash flow hedging for commodity contracts	—	(10,579)
Other	26,165	20,630
Changes in assets and liabilities	134,861	(73,267)
Net cash provided by operating activities	1,124,662	867,090
Cash flows from investing activities
Capital expenditures	(1,467,591)	(1,137,089)
Acquisition	—	(86,128)
Proceeds from the sale of discontinued operations	3,000	140,253
Available-for-sale securities activities, net	(8,325)	(12,473)
Use tax refund	790	29,790
Other, net	8,560	9,341
Net cash used in investing activities	(1,463,566)	(1,056,306)
Cash flows from financing activities
Net increase (decrease) in short-term debt	128,035	(382,066)
Proceeds from issuance of long-term debt, net of premium/discount	—	884,911
Net proceeds from equity offering	395,092	98,755
Issuance of common stock through stock purchase and employee retirement plans	19,563	26,523
Settlement of interest rate agreements	—	(36,996)
Interest rate agreements cash collateral	—	25,670
Repayment of long-term debt	—	(250,000)
Cash dividends paid	(214,906)	(191,931)
Debt issuance costs	—	(6,775)
Other	(1,518)	—
Net cash provided by financing activities	326,266	168,091
Net decrease in cash and cash equivalents	(12,638)	(21,125)
Cash and cash equivalents at beginning of period	26,409	47,534
Cash and cash equivalents at end of period	$13,771	$26,409

	Three Months Ended September 30		Year Ended September 30
Statistics	2018	2017	2018	2017
Consolidated distribution throughput (MMcf as metered)	64,600	63,810	451,383	388,365
Consolidated pipeline and storage transportation volumes (MMcf)	179,444	171,029	663,900	596,179
Distribution meters in service	3,256,336	3,221,405	3,256,336	3,221,405
Distribution average cost of gas	$4.44	$5.16	$5.19	$5.14
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